Exhibit 99.4

Consent to be Named as a Director of Wejo Group Limited

I consent to being named as a director or executive officer or a director nominee of the Company, if applicable, in the Registration Statement and any other document required in connection with the Company’s proposed Business Combination.

By:	/s/ Timothy Lee
	Name:	Timothy Lee
	Title:	Chairman of the Board of Directors
	Date:	July 13, 2021